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                                                                     EXHIBIT 5.2



                  [LETTERHEAD OF WILLIS CORROON GROUP LIMITED]



                                                                       May, 1999



WILLIS CORROON CORPORATION
WILLIS CORROON GROUP LIMITED
WILLIS CORROON PARTNERS



c/o Willis Corroon Group Limited
    Ten Trinity Square
    London EC3P 3AX



Re: $550,000,000 aggregate principal amount of 9% Senior Subordinated Notes due
    2009 (the "Exchange Notes") of Willis Corroon Corporation, a Delaware corporation (the "Issuer") unconditionally guaranteed by Willis Corroon Group Limited, a company with limited liability organised under the laws of England and Wales ("WCG"), and Willis Corroon Partners, a Delaware general partnership ("USGP", and together with WCG, the "Guarantors")



Ladies and Gentlemen:



    I am the head of the WCG's UK Legal Department and, in such capacity, have been requested by WCG to make these statements on its behalf in connection with the Registration Statement on Form F-4 (the "Registration Statement") filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of the Exchange Notes and the issuance by the Guarantors of the guarantees (the "Guarantees") with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an Indenture, dated as of February 2, 1999 (the "Indenture"), among the Issuer, the Guarantors and The Bank of New York, as Trustee. The Exchange Notes will be offered by the Issuer in exchange (the "Exchange Offer") for $550,000,000 aggregate principal amount of its outstanding 9% Senior Subordinated Notes due 2009 (the "Notes").



    In connection with this opinion, I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, I have examined, and have relied as to matters of fact upon the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and officers and representatives of WCG, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.



    In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such later documents, the continuing effectiveness of documents, that there is not change or amendments to the documents and where applicable, parties have complied with the documents.



    Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that.



1. WCG is validly incorporated under the laws of England and Wales and has full corporate power and authority to conduct its business as described in the Registration Statement.



2. WCG (i) has the corporate power and authority to execute and deliver the Indenture and (ii) has duly authorised, executed and delivered the Indenture.



3. WCG has taken all corporate action necessary to approve the terms of the Indenture and its Guarantee.

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4.  The execution, delivery and performance by WCG of the Indenture (A) will not breach the Memorandum and Articles of Association of WCG, (B) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of WCG, pursuant to any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which WCG or any of its Restricted Subsidiaries (as defined in the Indenture) that is organised under the Laws of England and Wales is a party or to which any of them or their respective properties or assets is subject, known to me after reasonable investigation, or (C) will not violate any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject, which, in the case of (B) and (C), would reasonably be expected to have a material adverse effect.



    I am a solicitor of the Supreme Court of England and Wales, and I do not express any opinion herein concerning any law other than the laws of England and Wales.



    I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.



Very truly yours,



Heather Hunter
LEGAL & RISK MANAGEMENT DEPARTMENT


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